Exhibit 99.1

News Release

Contact:

David P. Southwell

Executive Vice President

Chief Financial Officer

Jonae R. Barnes

Vice President

Investor Relations

Sepracor Inc.

(508) 481-6700

SEPRACOR ANNOUNCES THIRD QUARTER 2005
OPERATING RESULTS

MARLBOROUGH, Mass., Oct. 25, 2005 — Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the third quarter of 2005. For the three months ended September 30, 2005, Sepracor’s consolidated revenues were $205.7 million, of which revenues from pharmaceutical product sales were $193.4 million ($92.5 million for sales of XOPENEX® brand levalbuterol HCl Inhalation Solution and $100.9 million for sales of LUNESTA™ brand eszopiclone).  The net loss for the third quarter of 2005 was $2.2 million, or $0.02 per share.  Included in the third quarter 2005 results is a gain on the sale of Vicuron stock of $18.3 million, or $0.17 per share, as a result of Pfizer’s acquisition of Vicuron.  These consolidated results compare with consolidated revenues of $80.1 million, of which revenues from pharmaceutical product sales (XOPENEX Inhalation Solution) were $60.1 million, for the third quarter of 2004. The net loss for the third quarter of 2004 was $130.4 million, or $1.40 per share.

For the nine months ended September 30, 2005, Sepracor’s consolidated revenues were $509.8 million, of which revenues from pharmaceutical product sales were $466.7 million ($282.4 million for sales of XOPENEX Inhalation Solution and $184.3 million for sales of LUNESTA). The net loss was $32.2 million, or $0.31 per share.  Included in the nine months ended September 30, 2005 results is a gain on the sale of Vicuron stock of $18.3 million, or $0.17 per share, as a result of Pfizer’s acquisition of Vicuron.  These consolidated results compare with consolidated revenues of $249.5 million, of which revenues from pharmaceutical product sales (XOPENEX Inhalation Solution) were $202.6 million for the nine months ended September 30, 2004.  The net loss for the nine months ended September 30, 2004 was $261.9 million, or $2.97 per share. Included in the net loss for the nine months ended September 30, 2004 was a charge of $69.8 million, or $0.79 per share, representing inducement costs incurred in connection with the conversion of convertible subordinated notes into shares of Sepracor common stock.

As of September 30, 2005, Sepracor had approximately $942 million in cash and short- and long-term investments.

-more-

Commercial Operations

LUNESTA™ brand eszopiclone – LUNESTA is a non-narcotic non-benzodiazepine indicated for the treatment of insomnia in patients who experience difficulty falling asleep as well as for the treatment of patients who have difficulty sleeping through the night (difficulty maintaining sleep). LUNESTA is approved for long-term use. Launched in April 2005, LUNESTA 1 mg, 2 mg and 3 mg tablets are available by prescription in pharmacies nationwide.  LUNESTA is marketed through Sepracor’s sales force.

During the third quarter, Phase IIIB/IV data related to LUNESTA were presented at the annual meetings of the American Neurological Association (ANA) and the North American Menopause Society (NAMS).

On September 28, 2005, Sepracor announced the presentation of results of a long-term, six-month, 828-patient, randomized, double-blind, placebo-controlled study evaluating safety and efficacy of LUNESTA for the treatment of insomnia at the ANA meeting. This study also included a two-week discontinuation phase in which all patients were administered placebo.  This study is the second long-term, six-month, double-blind, placebo-controlled study of LUNESTA in patients suffering from chronic insomnia.  In this long-term study, nightly use of LUNESTA 3 mg resulted in statistically significant improvements (p<0.0001) compared with placebo in patient-reported measures of sleep latency (onset of sleep), sleep maintenance, total sleep time and sleep quality. Patients in this study who were treated with LUNESTA reported improved daytime measures including ability to function (p<0.0001), improved daytime alertness (p<0.0001), improved ability to think and concentrate clearly (p<0.0001), and improved sense of physical well-being (p<0.0001), versus placebo. These differences were apparent in the first month of treatment and were maintained throughout all six months of nightly treatment. Additionally, assessment of patients during the two-week discontinuation phase, in which all patients were administered placebo, showed no evidence of treatment-related rebound insomnia or significant withdrawal symptoms when patients stopped taking LUNESTA. LUNESTA was well-tolerated over the treatment period.

On September 30, 2005, Sepracor presented at the NAMS meeting in San Diego the results from its Phase IIIB/IV study evaluating the safety and efficacy of LUNESTA for the treatment of insomnia in perimenopausal and menopausal women suffering from insomnia.  In this six-week, 410-patient, randomized, double-blind, placebo-controlled study, nightly use of LUNESTA 3 mg resulted in statistically significant improvement from baseline compared with placebo in patient-reported measures of sleep latency (time to sleep onset; p<0.001), wake time after sleep onset (WASO; a sleep maintenance measurement of the amount of time spent awake after initially falling asleep; p<0.002), and total sleep time (p<0.004) for each week of the four-week, double-blind treatment period.  Patients treated with LUNESTA also demonstrated significant improvements in additional sleep measures and measures of daytime function (p<0.05), including sleep quality, sleep depth, daytime alertness, ability to function, ability to think and concentrate clearly, and sense of well-being, versus those patients administered placebo. LUNESTA was well tolerated over the treatment period.

Compared to baseline and averaged over the double-blind period, women treated with LUNESTA reported fewer total nocturnal awakenings (p<0.0001) and fewer awakenings due to hot flashes (p=0.001) compared to those patients administered placebo.  A physician global assessment, which is a measure by which physicians evaluate their patients’ overall change in menopausal symptoms, was statistically significantly improved (p<0.001) at the end of the treatment period for women treated with LUNESTA 3 mg compared to those treated with placebo.  Other findings include improvements from baseline in perimenopausal symptoms as measured by the Greene Climacteric Scale (total score p=0.03; psychological domain p=0.009; and vasomotor p=0.03), by the Menopause Quality of Life Scale (vasomotor p=0.003 and physical p=0.04 domains) and by the Montgomery Aspberg Depression Rating Scale (MADRS; p=0.02).

The study also assessed changes in total sleep time, sleep latency and sleep maintenance in the seven days following patients’ discontinuation of LUNESTA treatment.  The LUNESTA treatment group did not experience rebound insomnia after discontinuation of LUNESTA.  Rebound insomnia is defined as a dose-dependent temporary worsening of sleep relative to baseline following abrupt discontinuation of treatment.

An estimated 100 million adult Americans suffer from either chronic or occasional insomnia.(1) Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.  Insomnia can be a serious condition. If left untreated, it may become progressively worse and in turn potentially affect a person’s emotional, mental and physical health.

XOPENEX® brand levalbuterol HCl Inhalation Solution – XOPENEX Inhalation Solution is a short-acting bronchodilator indicated for the treatment or prevention of bronchospasm in patients 6 years of age and older with reversible obstructive airway disease, such as asthma.  XOPENEX is available for use in a nebulizer at 0.31 mg and 0.63 mg dosage strengths for routine treatment of children 6 to 11 years old, and in 0.63 mg and 1.25 mg dosage strengths for patients 12 years of age and older.

Asthma is a chronic lung disorder characterized by reversible airway obstruction and the pathologic finding of airway inflammation. According to the American Lung Association, approximately 26 million Americans have been diagnosed with asthma in their lifetime. It is the most common childhood illness and affects approximately 8.6 million children in the U.S. under the age of 18.

On September 7, 2005, Sepracor announced that the U.S. Food and Drug Administration (FDA) received an abbreviated new drug application (ANDA) from Breath Limited for a generic version of levalbuterol hydrochloride inhalation solution.  Breath Limited’s submission includes a Paragraph IV certification alleging that Sepracor’s patents listed in the Orange Book for XOPENEX Inhalation Solution are invalid, unenforceable or not infringed by Breath Limited’s proposed product.  Sepracor has filed a civil action against Breath Limited for patent infringement. Should Sepracor successfully enforce its patents, ANDA approval will not occur until expiration of the applicable patents. Otherwise, ANDA approval will be stayed until 30 months after commencement of the patent infringement litigation or until a court decides that Sepracor’s patents are invalid, unenforceable or not infringed, whichever is earlier.

XOPENEX HFA™ brand levalbuterol tartrate MDI – On March 11, 2005, the FDA approved Sepracor’s New Drug Application (NDA) for XOPENEX HFA (hydrofluoroalkane) MDI (metered-dose inhaler) for the treatment or prevention of bronchospasm in adults, adolescents and children 4 years of age and older with reversible obstructive airway disease. An MDI is a portable, hand-held device consisting of a pressurized canister containing medication and a mouthpiece through which the medicine is inhaled.

Sepracor anticipates resolving outstanding issues relating to XOPENEX HFA manufacture in the fourth quarter of 2005. Sepracor is targeting launch of XOPENEX HFA by the end of 2005 and has completed its hiring of an additional 175 sales professionals in anticipation of the launch of XOPENEX HFA.  These additional sales professionals will complement the existing sales force by providing supplemental coverage to pediatricians, allergists, pulmonologists and hospitals.  With the completion of this sales recruitment, Sepracor’s sales force now consists of more than 1,400 sales professionals.

The MDI development program included approximately 1,870 pediatric and adult subjects and 54 studies (preclinical and clinical). In each of the three, large-scale, pivotal Phase III trials that Sepracor conducted, XOPENEX HFA was well tolerated and met the targeted efficacy endpoints in both adults and children with asthma. In the primary airway function measure, FEV1 (a test of lung function that measures the amount of air forcefully exhaled in one second), XOPENEX HFA produced statistically (p<0.001) and clinically significant improvements relative to placebo.

Approximately 96 percent of the short-acting beta-agonist inhalers sold in 2004 contained chlorofluorocarbon (CFC) propellants, according to IMS Health information.  Under provisions in the Montreal Protocol on Substances that Deplete the Ozone Layer, an international agreement that requires the phase-out of substances that deplete the ozone layer, MDIs containing CFC propellants would qualify for removal from the marketplace.  In March 2005, the FDA issued its final rule for the removal of the essential use exemption for albuterol, which currently permits the use of CFC-containing albuterol inhalers despite environmental concerns.  Under the rule, all production and sales of albuterol CFC MDIs in the U.S. are required to cease by the end of 2008.  The XOPENEX MDI uses HFA technology and does not contain a CFC propellant.

Currently, the U.S. short-acting bronchodilator MDI market potential at branded prices, assuming parity pricing to branded PROVENTIL® HFA, is approximately $1.8 billion.

Partnered Programs

ALLEGRA® brand fexofenadine HCl – Sepracor earns royalties from Aventis for sales of ALLEGRA, a nonsedating antihistamine, in countries outside the U.S. where Sepracor holds patents relating to fexofenadine (including Japan, Europe, Canada and Australia).  Due to the introduction of a generic version of ALLEGRA in the U.S. during the third quarter of 2005, Sepracor does not expect to earn royalties on U.S. sales of ALLEGRA.

CLARINEX® brand desloratadine – Sepracor earns royalties from Schering-Plough Corporation on sales of all formulations of CLARINEX brand desloratadine in the U.S. and in other countries where Sepracor holds patents relating to desloratadine.  CLARINEX is indicated for the treatment of allergic rhinitis and chronic idiopathic urticaria (CIU), also known as hives of unknown cause, in patients 12 years of age and older.

XYZAL®/ XUSAL™ brand levocetirizine – Sepracor earns royalties from UCB on sales of levocetirizine in European countries where the product is sold.  Levocetirizine is marketed as XUSAL in Germany and is marketed under the brand name XYZAL in other member states of the European Union. A single isomer of ZYRTEC®, levocetirizine is indicated for the treatment of symptoms of seasonal and perennial allergic rhinitis and CIU, in adults and children aged 6 years and older. XYZAL is also indicated for persistent allergic rhinitis, which is characterized as allergic symptoms that are present for at least four days per week, and last at least four consecutive weeks.

Clinical Development Pipeline

Arformoterol – Sepracor has completed more than 100 preclinical studies and 16 clinical studies for arformoterol inhalation solution as a maintenance treatment for chronic obstructive pulmonary disease (COPD).  In Phase III studies, patients administered arformoterol demonstrated a significant improvement in FEV1 after dosing with a duration of action of up to 24 hours, versus those taking placebo.

Sepracor is preparing the arformoterol NDA for submission to the FDA, and is targeting submission during the fourth quarter of 2005.

Bronchodilators have the potential to improve lung function, decrease symptoms, help increase mucus clearance and reduce the number of exacerbations in patients suffering from COPD.  The U.S. market for long-acting bronchodilators, including the combination product ADVAIR®, was approximately $4.2 billion in 2004, according to IMS Health information.

SEP-226330 – SEP-226330 is a norepinephrine and dopamine reuptake inhibitor (NDRI).  Sepracor completed a Phase II study of SEP-226330 for the treatment of restless legs syndrome in the third quarter of 2005.  Based on preliminary data analysis, the compound did not meet Sepracor’s standards for efficacy on the compound’s primary efficacy outcome measure. Sepracor continues to conduct preclinical evaluations of SEP-226330 as a potential novel mechanistic approach for the treatment of other central nervous system disorders, such as Parkinson’s disease.

(S)-Amlodipine – Sepracor has conducted both Phase I and Phase II studies of (S)-amlodipine for the treatment of hypertension. Amlodipine, marketed by Pfizer Inc. as NORVASC®, is the leading calcium channel antagonist approved for use for the treatment of hypertension and angina. The evolving paradigms for hypertension treatment are focusing on the use of multiple mechanistic approaches as initial therapy, such as the use of calcium channel blockers (CCBs) with angiotensin converting enzyme (ACE) inhibitors or angiotensin II receptor blockers (ARBs).  Sepracor is exploring out-licensing opportunities for (S)-amlodipine.

SEP-225289 – In October 2005, Sepracor initiated a Phase I, single-blind, randomized, placebo-controlled safety, tolerability and pharmacokinetic clinical study for SEP-225289, a serotonin, norepinephrine and dopamine reuptake inhibitor (SNDRI), for the treatment of major depressive disorder (MDD). Studies suggest that a triple mechanism of action may provide a broader spectrum of therapy than currently marketed antidepressants.  According to the National Institutes of Health, major depression is one of the most common chronic conditions as approximately 18 million Americans have a depressive disorder in any given year. Major depression is described as when five or more symptoms of depression are present for at least two weeks. These symptoms include feeling sad, hopeless, worthless or pessimistic.  In addition, people with major depression often have behavior changes, such as new eating and sleeping patterns.  Evidence suggests that between 29 percent and 46 percent of depressed patients fail to fully respond to antidepressant treatment with marketed drugs.(2)  According to IMS Health information, the U.S. market for prescription antidepressants was approximately $10.9 billion in 2004.

SEP-227162 – SEP-227162 is an Investigational New Drug-track (IND-track) serotonin and norepinephrine reuptake inhibitor (SNRI) that Sepracor plans to investigate for the treatment of depression.  Other dual reuptake inhibitors have been shown in studies to be successful in the treatment of depression.

Important Safety Information - LUNESTA

LUNESTA works quickly and should only be taken immediately before bedtime. Be sure you have at least eight hours to devote to sleep before becoming active. You should not engage in any activity after taking LUNESTA that requires complete alertness, such as driving a car or operating machinery. You should use extreme care when engaging in these activities the morning after taking LUNESTA. Do not use alcohol while taking any sleep medicine. Most sleep medicines carry some risk of dependency. Do not use sleep medicines for extended periods without first talking to your doctor. Side effects may include unpleasant taste, headache, drowsiness and dizziness.

Please visit www.sepracor.com or www.lunesta.com to access the FDA-approved labeling text for LUNESTA.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates with a focus on respiratory and central nervous system disorders. The company’s commercialization efforts are carried out by its U.S.-based, primary care and specialty-oriented sales force, which is comprised of more than 1,400 sales professionals. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and expected commercial launch of XOPENEX HFA MDI, arformoterol and the company’s other pharmaceuticals under development, the safety, efficacy, potential benefits and commercial success of LUNESTA brand eszopiclone, XOPENEX Inhalation Solution, XOPENEX HFA MDI and all of the company’s pharmaceutical candidates, and expectations with respect to collaborative agreements, the ANDA approval process and the enforceability of Sepracor’s patents. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in commercial introduction of Sepracor’s products; Sepracor’s ability to fund and the results of further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the clinical benefits of the company’s products; the commercial success of Sepracor’s products; changes in the use and/or label of LUNESTA; the outcome of litigation and regulatory decisions relating to Sepracor’s patents and products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees and other collaboration partners and its ability to enter into new licenses and collaborations; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

(1)          Extrapolated to current population from 2000 census based on Ancoli-Israel et al. SLEEP. 1999;22 (suppl 2):S347-S353

(2)          Fava M, Davidson KG. Definition and epidemiology of treatment-resistant depression. Psychiatr Clin North Am 1996; 19:179-200

Lunesta and Xopenex HFA are trademarks and Xopenex is a registered trademark of Sepracor Inc. Clarinex and Proventil are registered trademarks of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal and Zyrtec are registered trademarks of UCB, Societe Anonyme. Norvasc is a registered trademark of Pfizer, Inc.  Advair is a registered trademark of Glaxo Group Limited.

For a copy of this release or any recent release,

visit Sepracor’s web site at www.sepracor.com.

In conjunction with this third quarter 2005 press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on Oct. 25, 2005.  To participate via telephone, dial 973-582-2749, referring to access code 6579246.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A .pdf file of the slides will also be made available in the For Investors section of the web site just prior to the start of the webcast.  A replay of the call will be accessible by telephone after 10:30 a.m. ET and will be available for approximately one week. To replay the call, dial 973-341-3080, access code 6579246. A replay of the webcast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenues:

Product sales	$193,357	$60,122	$466,748	$202,628
Royalties and other	12,363	19,959	43,081	46,898
Total revenues	205,720	80,081	509,829	249,526

Cost of revenue	15,715	7,306	40,610	23,336

Gross margin	190,005	72,775	469,219	226,190

Operating expenses:
Research and development	38,372	38,744	104,073	121,117
Sales and marketing (A)	162,696	82,843	386,016	253,632
General and administrative and patent costs	10,871	7,465	29,200	22,398
Total operating expenses	211,939	129,052	519,289	397,147

Loss from operations	(21,934)	(56,277)	(50,070)	(170,957)

Other income (expense):
Interest income	7,776	2,039	18,446	4,718
Interest expense	(5,847)	(5,846)	(17,528)	(17,800)
Other income (expense), net	(323)	(3)	(680)	(91)
Gain on sale of short-term investment (B)	18,345		18,345
Loss on debt redemption	—	—	—	(7,022)
Debt conversion expense (C)	—	(69,768)	—	(69,768)
Total other income (expense)	19,951	(73,578)	18,583	(89,963)

Equity in investee (loss)	(241)	(508)	(709)	(1,013)

Net loss	$(2,224)	$(130,363)	$(32,196)	$(261,933)

Basic and diluted net loss per common share	$(0.02)	$(1.40)	$(0.31)	$(2.97)

Shares used in computing basic and diluted net loss per common share:	105,427	92,800	104,560	88,270

(A) Included in the expenses for the nine months ended September 30, 2004 is a charge of $30,671 related to the termination of the Ross agreement for the co-promotion of Xopenex.

(B) Gain on sale of Vicuron shares resulting from Pfizer acquisition of Vicuron.

(C) Represents inducement costs incurred from the exchange of convertible subordinated debt into shares of Sepracor common stock.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	September 30, 2005	December 31, 2004
ASSETS

Cash, short and long-term investments	$942,498	$833,912
Accounts receivable, net	103,166	68,914
Inventory	25,317	13,086
Property, plant and equipment, net	71,650	70,860
Investment in affiliate	4,826	5,535
Other assets	45,356	46,811

Total assets	$1,192,813	$1,039,118

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable and accrued expenses	$148,653	$132,473
Other liabilities	92,819	72,485
Debt payable	3,309	4,455
Convertible subordinated debt	1,160,820	1,160,820
Total stockholders’ equity (deficit)	(212,788)	(331,115)

Total liabilities and stockholders’ equity (deficit)	$1,192,813	$1,039,118